Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:         Mark Stockard

Director, Investor Relations

Irelations@buckeye.com

(800) 422-2825

BUCKEYE PARTNERS, L.P. REPORTS 2009 FOURTH QUARTER AND FULL YEAR RESULTS AND INCREASES QUARTERLY CASH DISTRIBUTION

HOUSTON, Feb. 5, 2010 — Buckeye Partners, L.P. (“Buckeye”) (NYSE: BPL) today reported net income attributable to Buckeye’s unitholders for the fourth quarter of 2009 of $77.7 million, or $1.17 per limited partner (“LP”) unit, compared to $54.1 million, or $0.89 per LP unit, for the fourth quarter of 2008.  Net income attributable to Buckeye’s unitholders for the fourth quarter of 2009 included the reversal of $12.8 million of a previously recognized non-cash impairment expense as a result of the sale in January 2010 of a natural gas liquids (“NGL”) pipeline system, and the recognition of $2.9 million of additional restructuring charges.  Combined, these special items increased net income by $9.9 million, or $0.14 per LP unit, for the fourth quarter of 2009.

Buckeye’s Adjusted EBITDA (as defined below) for the fourth quarter of 2009 increased 18 percent to $105.7 million compared to $89.3 million for the fourth quarter of 2008.  Operating income for the fourth quarter of 2009 was $96.9 million compared to operating income of $72.4 million for the fourth quarter of 2008.  Operating income before special items for the fourth quarter of 2009 was $87.0 million, an increase of 20 percent over the prior year.

Net income attributable to Buckeye’s unitholders for the year ended December 31, 2009, was $141.0 million, or $1.84 per LP unit, compared to $184.4 million, or $3.00 per LP unit, for the full year of 2008.  During 2009, Buckeye recorded special items totaling $91.8 million, comprised of $59.7 million of non-cash impairment expense to reduce the carrying value of the NGL pipeline system, which was sold in January 2010, and $32.1 million of expense related to organizational restructuring.  Net income attributable to Buckeye’s unitholders before special items for the full year of 2009 was $232.5 million, or $3.63 per LP unit.

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Buckeye’s Adjusted EBITDA for the year ended December 31, 2009, increased 17 percent to $370.9 million compared to $318.2 million for the full year of 2008.   Operating income for the year ended December 31, 2009, was $208.4 million compared to $253.6 million for 2008.  Operating income before special items totaled $300.2 million for the year ended December 31, 2009, an increase of 18 percent from 2008.

Buckeye also announced today that its general partner, Buckeye GP LLC, declared a cash distribution of $0.9375 per LP unit for the quarter ended December 31, 2009.  The distribution will be payable on February 26, 2010, to unitholders of record on February 16, 2010.  This cash distribution is the 23rd consecutive increase in the quarterly cash distribution and represents a cumulative 5.6 percent increase over the distribution declared for the fourth quarter of 2008.  Buckeye has paid cash distributions in each quarter since its formation in 1986.

“Buckeye continued to generate solid financial and operational performance in the fourth quarter of 2009,” said Forrest E. Wylie, Chairman and CEO of Buckeye’s general partner. “Despite lower volumes in our Pipeline Operations and Terminalling and Storage segments, we generated an 18 percent increase in Adjusted EBITDA during the fourth quarter of 2009 compared to the same quarter in 2008.  We continue to identify opportunities to grow and strengthen our business.  In mid-November 2009, we completed the previously announced acquisition of 310 miles of refined petroleum products pipelines and three refined petroleum products terminals from ConocoPhillips and integrated these strategic assets into our business.”

“Buckeye’s fourth quarter performance demonstrates that our transition to a more commercially focused and entrepreneurial business culture is producing tangible results,” Wylie said.

“The fourth quarter capped a year of transformation for Buckeye,” continued Wylie.  “Our employees worked hard to change the culture to make Buckeye a much more nimble commercial organization that is better able to respond to the constantly evolving demands of the market and needs of our customers, while continuing to focus on being an environmentally responsible and reliable operator.  In light of difficult economic conditions impacting product demand, we are pleased with our strong results in 2009 and the growth in cash distributions to our unitholders.”

Buckeye will host a conference call with members of executive management on Friday, February 5, 2010, at 11:00 a.m. Eastern Time. To access the live Webcast of the call, go to http://www.visualwebcaster.com/event.asp?id=63429 10 minutes prior to its start. A replay will be archived and available at this link for 14 days.  Interested parties may participate in the call by dialing 866-226-1792 at least 10 minutes prior to the start and referencing conference ID 404519.

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Buckeye Partners, L.P. (www.buckeye.com) is a publicly traded partnership that owns and operates one of the largest independent refined petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 5,400 miles of pipeline. Buckeye Partners, L.P. also owns 67 refined petroleum products terminals, operates and maintains approximately 2,400 miles of pipeline under agreements with major oil and chemical companies, owns a major natural gas storage facility in northern California, and markets refined petroleum products in certain of the geographic areas served by its pipeline and terminal operations. The general partner of Buckeye Partners, L.P. is owned by Buckeye GP Holdings L.P. (NYSE: BGH).

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EBITDA, a measure not defined under U.S. generally accepted accounting principles (“GAAP”), is defined by Buckeye as net income attributable to Buckeye’s unitholders from continuing operations before interest expense, income taxes, and depreciation and amortization. The EBITDA measure eliminates the significant level of non-cash depreciation and amortization expense that results from the capital-intensive nature of Buckeye’s businesses and from intangible assets recognized in business combinations.  In addition, EBITDA is unaffected by Buckeye’s capital structure due to the elimination of interest expense and income taxes.  Adjusted EBITDA, which also is a non-GAAP measure, is defined by Buckeye as EBITDA plus non-cash deferred lease expense, which is the difference between the estimated annual land lease expense for Buckeye’s natural gas storage facility in the Natural Gas Storage segment to be recorded under GAAP and the actual cash to be paid for such annual land lease. In addition, Buckeye’s management has excluded the impairment expense related to the approximately 350-mile natural gas liquids pipeline from Wattenberg, Colorado, to Bushton, Kansas, that Buckeye sold in January 2010 (the “Buckeye NGL Pipeline”), and reorganization expense from Adjusted EBITDA in order to evaluate the results of Buckeye’s operations on a comparative basis over multiple periods.  This press release also includes discussion of net income attributable to Buckeye’s unitholders before special items, which is a non-GAAP measure derived by excluding from net income attributable to Buckeye’s unitholders items to recognize the Buckeye NGL Pipeline impairment expense and expenses related to an organizational restructuring, and operating income before special items, which is a non-GAAP measure derived by excluding from operating income items to recognize the Buckeye NGL Pipeline impairment expense and expenses related to an organizational restructuring.  EBITDA, Adjusted EBITDA, net income attributable to Buckeye’s unitholders before special items, and operating income before special items should not be considered alternatives to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP.

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The EBITDA and Adjusted EBITDA data presented may not be directly comparable to similarly titled measures at other companies because EBITDA and Adjusted EBITDA exclude some items that affect net income attributable to Buckeye’s unitholders, and these items may vary among other companies. Management of Buckeye uses Adjusted EBITDA to evaluate the consolidated operating performance and the operating performance of the business segments and to allocate resources and capital to the business.  In addition, Buckeye’s management uses Adjusted EBITDA as a performance measure to evaluate the viability of proposed projects and to determine overall rates of return on alternative investment opportunities. Net income attributable to Buckeye’s unitholders before special items and operating income before special items are useful measures for investors because they allow comparison of Buckeye’s core operations from period to period.

Distributable cash flow, which is a financial measure included in the schedules to this press release, is another measure not defined under GAAP that is defined by Buckeye as net income attributable to Buckeye’s unitholders from continuing operations, excluding depreciation and amortization, the Buckeye NGL Pipeline impairment expense, and Buckeye’s reorganization expense.  In addition, distributable cash flow excludes the deferred land lease expense for Buckeye’s Natural Gas Storage segment and the senior administrative charge, which has been waived indefinitely, both of which are non-cash items, and is reduced by maintenance capital expenditures.  Distributable cash flow is useful to investors because it removes non-cash items from net income and provides a clearer picture of Buckeye’s cash available for distribution to its unitholders.

Buckeye believes that investors benefit from having access to the same financial measures used by Buckeye’s management.  Further, Buckeye believes that these measures are useful to investors because they are one of the bases for comparing Buckeye’s operating performance with that of other companies with similar operations, although Buckeye’s measures may not be directly comparable to similar measures used by other companies.  Please see the attached reconciliations of each of EBITDA, Adjusted EBITDA, net income attributable to Buckeye’s unitholders before special items, and distributable cash flow to net income attributable to Buckeye’s unitholders, as well as a reconciliation of operating income before special items to operating income.

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This press release includes forward-looking statements that we believe to be reasonable as of today’s date.  Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond Buckeye’s control.  Among them are (1) changes in laws or regulations to which we are subject, including those that permit the treatment of us as a partnership for federal income tax purposes, (2) terrorism, adverse weather conditions,

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environmental releases, and natural disasters, (3) changes in the marketplace for our products or services, such as increased competition, better energy efficiency, or general reductions in demand, (4) adverse regional or national economic conditions or adverse capital market conditions, (5) shutdowns or interruptions at the source points for the products we transport, store, or sell, (6) unanticipated capital expenditures in connection with the construction, repair, or replacement of our assets, (7) volatility in the price of refined petroleum products and the value of natural gas storage services, (8) nonpayment or nonperformance by our customers, (9) our ability to realize efficiencies expected to result from our previously announced reorganization, and (10) our ability to integrate acquired assets with our existing assets and to realize anticipated cost savings and other efficiencies.  You should read our Annual Report on Form 10-K and our most recent Quarterly Reports on Form 10-Q for a more extensive list of factors that could affect results.  We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.

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BUCKEYE PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenue:
Product sales	$396,909	$370,886	$1,125,653	$1,304,097
Transportation and other services	181,959	156,773	644,719	592,555
Total revenue	578,868	527,659	1,770,372	1,896,652

Costs and expenses:
Cost of product sales and natural gas storage services	400,392	360,974	1,103,015	1,274,135
Operating expenses	66,346	72,330	273,985	279,454
Depreciation and amortization	15,756	13,884	59,164	55,299
Asset impairment expense, net	(12,816)	—	59,724	—
General and administrative	9,359	8,101	33,984	34,143
Reorganization expense	2,948	—	32,057	—
Total costs and expenses	481,985	455,289	1,561,929	1,643,031

Operating income	96,883	72,370	208,443	253,621

Other income (expense):
Earnings from equity investments	3,500	2,186	12,531	7,988
Interest and debt expense	(21,071)	(19,378)	(74,851)	(74,387)
Other income	146	344	777	1,429
Total other expense	(17,425)	(16,848)	(61,543)	(64,970)

Income from continuing operations	79,458	55,522	146,900	188,651
Income from discontinued operations	—	—	—	1,230
Net income	79,458	55,522	146,900	189,881
Less: Net income attributable to noncontrolling interest	(1,754)	(1,404)	(5,918)	(5,492)
Net income attributable to Buckeye Partners, L.P.	$77,704	$54,118	$140,982	$184,389

Amounts attributable to Buckeye Partners, L.P.
Income from continuing operations	$77,704	$54,118	$140,982	$183,159
Income from discontinued operations	—	—	—	1,230
Total amounts attributable to Buckeye Partners, L.P.	$77,704	$54,118	$140,982	$184,389

Allocation of net income attributable to Buckeye Partners, L.P.
Net income allocated to general partner:
Income from continuing operations	$19,790	$10,862	$55,153	$33,684
Income from discontinued operations	$—	$—	$—	$370

Net income allocated to limited partners:
Income from continuing operations	$57,914	$43,256	$85,829	$149,475
Income from discontinued operations	$—	$—	$—	$860

Calculation of Earnings per Limited Partner Unit-diluted:
Earnings per limited partner unit-diluted:
Income from continuing operations	$1.17	$0.89	$1.84	$2.97
Income from discontinued operations	—	—	—	0.03
Earnings per limited partner unit-diluted	$1.17	$0.89	$1.84	$3.00

Weighted average number of limited partner units outstanding:
Basic	51,418	48,372	50,620	47,747
Diluted	51,516	48,374	50,663	47,763

BUCKEYE PARTNERS, L.P.

SELECTED FINANCIAL AND OPERATING DATA

(In thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenue:
Pipeline Operations	$98,583	$100,552	$392,667	$387,267
Terminalling and Storage	42,468	31,406	136,576	119,155
Natural Gas Storage	38,838	18,379	99,163	61,791
Energy Services	396,450	369,116	1,125,013	1,295,925
Other Operations	8,690	9,861	34,136	43,498
Intersegment eliminations	(6,161)	(1,655)	(17,183)	(10,984)
Total revenue	$578,868	$527,659	$1,770,372	$1,896,652

Operating income:
Pipeline Operations	$59,334	$44,455	$96,683	$153,250
Terminalling and Storage	22,377	13,410	61,950	53,704
Natural Gas Storage	11,057	11,218	30,748	32,692
Energy Services	2,886	800	13,521	6,039
Other Operations	1,229	2,487	5,541	7,936
Total operating income	$96,883	$72,370	$208,443	$253,621

Total costs and expenses: (1)
Pipeline Operations	$39,249	$56,098	$295,984	$234,017
Terminalling and Storage	20,091	17,996	74,626	65,451
Natural Gas Storage	27,781	7,160	68,415	29,099
Energy Services	393,564	368,316	1,111,492	1,289,886
Other Operations	7,461	7,374	28,595	35,562
Intersegment eliminations	(6,161)	(1,655)	(17,183)	(10,984)
Total costs and expenses	$481,985	$455,289	$1,561,929	$1,643,031

Depreciation and amortization:
Pipeline Operations	$9,738	$9,575	$38,433	$38,279
Terminalling and Storage	1,999	1,979	7,851	6,583
Natural Gas Storage	2,186	1,271	6,458	5,003
Energy Services	1,355	613	4,547	3,683
Other Operations	477	446	1,874	1,751
Total depreciation and amortization	$15,756	$13,884	$59,164	$55,299

Adjusted EBITDA:
Pipeline Operations	$61,133	$55,489	$230,172	$196,852
Terminalling and Storage	24,560	15,411	72,518	60,410
Natural Gas Storage	14,480	14,037	42,214	42,374
Energy Services	4,384	1,363	19,419	9,818
Other Operations	1,146	2,974	6,607	8,785
Adjusted EBITDA	$105,703	$89,274	$370,930	$318,239

Capital additions:
Pipeline Operations	$12,257	$13,478	$34,209	$38,182
Terminalling and Storage	7,279	12,919	20,927	30,245
Natural Gas Storage	3,949	21,986	20,860	49,514
Energy Services	4,185	1,540	7,317	4,191
Other Operations	146	297	700	297
Total capital additions	$27,816	$50,220	$84,013	$122,429

Summary of capital additions:
Maintenance and capital expenditures	$11,627	$14,439	$23,496	$28,936
Expansion and cost reduction	16,189	35,781	60,517	93,493
Total capital additions	$27,816	$50,220	$84,013	$122,429

Operating data:
Pipeline Throughput (b/d - 000s)	1,264.9	1,378.6	1,309.9	1,382.2
Pipeline Average Tariff (Cents/bbl.)	72.5	69.0	72.1	67.6
Terminal Throughput (b/d - 000s) (2)	442.8	474.3	444.9	457.4
Product sales (in millions of gallons)	199.6	144.0	655.1	435.2

(1) Includes depreciation and amortization, asset impairment expense and reorganization expense.

(2)    Reported quantities exclude transfer volumes, which are non-revenue generating transfers among our various terminals.  Previously reported amounts included transfer volumes.

	December 31,
	2009	2008
Key Balance Sheet information:
Cash and cash equivalents	$34,599	$58,843
Long-term debt	1,498,970	1,445,722

BUCKEYE PARTNERS, L.P.

SELECTED FINANCIAL AND OPERATING DATA

Non-GAAP Reconciliations

(In thousands, except per unit amounts and coverage ratio)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Operating income before special charges:
Operating income	$96,883	$72,370	$208,443	$253,621
Asset impairment expense, net	(12,816)	—	59,724	—
Reorganization expense	2,948	—	32,057	—
Operating income before special charges	$87,015	$72,370	$300,224	$253,621

Net income allocated to limited partners (before special charges):
Net income as reported	$79,458		$146,900
Add: Asset impairment expense, net	(12,816)		59,724
Add: Reorganization expense	2,948		32,057
Net income (as adjusted)	69,590		238,681
Less: Net income attributable to noncontrolling interest (as adjusted)	(1,800)		(6,177)
Net income attributable to Buckeye Partners, L.P. (as adjusted)	$67,790		$232,504

Earnings per limited partner unit-diluted (as adjusted):
Earnings per limited partner unit-diluted (as adjusted)	$1.03		$3.63

Adjusted EBITDA:
Net income attributable to Buckeye Partners, L.P.	$77,704	$54,118	$140,982	$184,389
Less: Income from discontinued operations	—	—	—	1,230
Net income from continuing operations attributable to Buckeye Partners, L.P.	77,704	54,118	140,982	183,159
Interest and debt expense	21,071	19,378	74,851	74,387
Income tax expense (benefit)	(85)	361	(348)	796
Depreciation and amortization	15,756	13,884	59,164	55,299
EBITDA	114,446	87,741	274,649	313,641
Non-cash deferred lease expense	1,125	1,533	4,500	4,598
Asset impairment expense, net	(12,816)	—	59,724	—
Reorganization expense	2,948	—	32,057	—
Adjusted EBITDA	$105,703	$89,274	$370,930	$318,239

Distributable Cash Flow:
Net income attributable to Buckeye Partners, L.P.	$77,704	$54,118	$140,982	$184,389
Less: Income from discontinued operations	—	—	—	1,230
Net income from continuing operations attributable to Buckeye Partners, L.P.	77,704	54,118	140,982	183,159
Depreciation and amortization	15,756	13,884	59,164	55,299
Non-cash deferred lease expense	1,125	1,533	4,500	4,598
Asset impairment expense, net	(12,816)	—	59,724	—
Reorganization expense	2,948	—	32,057	—
Non-cash senior administrative charge	—	475	475	1,900
Maintenance and capital expenditures	(11,627)	(14,439)	(23,496)	(28,936)
Distributable cash flow	$73,090	$55,571	$273,406	$216,020

Distributions for Coverage Ratio (1)	$60,760	$53,652	$237,318	$209,412

Coverage Ratio	1.20	1.04	1.15	1.03

(1)  Represents cash distributions declared for respective periods.